EXHIBIT 99.1

United Development Funding IV Reports Third Quarter 2014 Financial Results

Third Quarter 2014 Highlights – as compared to the prior year quarter:

•   Net interest income after provision for loan losses increased 29% to $16.5 million

•   Net income increased 74% to $13.4 million

•   Earnings per share increased 83% to $0.44

•   Net investments in loan participation interest and notes receivable increased 32% to $593.4 million

•   Completed tender offer of $35 million for approximately 1.7 million shares at $20.50 per share in July, 2014

Grapevine, TX, November 13, 2014 – United Development Funding IV ("UDF IV" or the “Trust”) (NASDAQ: UDF) today reported net interest income after provision for loan losses for the third quarter ended September 30, 2014, of $16.5 million, an increase of 29% as compared to $12.9 million in the prior year quarter. Net income for the third quarter was $13.4 million, or $0.44 per share, an increase of 74% as compared to $7.7 million, or $0.24 per share, for the prior year quarter.

Net interest income after provision for loan losses for the nine months ended September 30, 2014, was $49.4 million, an increase of 50% as compared to $32.8 million in the same period of fiscal 2013. Net income for the first nine months of fiscal 2014 was $36.6 million, or $1.16 per share, an increase of 77% as compared to $20.7 million, or $0.80 per share, in the same period of fiscal 2013.

The quarter and nine months ended September 30, 2014, included approximately $77,000 and $5.1 million, respectively, of costs associated with listing the Trust’s shares on the NASDAQ and the related tender offer. The nine months ended September 30, 2014, also included a $3.2 million reduction in general and administrative expense – related parties from the reversal of an accrued liability for acquisition and origination fees that will no longer be paid to the Trust’s advisor.

The portfolio of loan participation interests and notes receivable, net of the provision for loan losses and unamortized commitment fees, increased 32% to $593.4 million (131 loans) at September 30, 2014, from $448.5 million (100 loans) a year ago. The net debt to total capitalization ratio (calculated as debt less cash divided by debt less cash plus equity) at September 30, 2014, was 20.6%. The Trust’s target range for this ratio is 30% to 35%.

During the quarter and in conjunction with listing its shares on NASDAQ, the Trust completed a tender offer of $35 million for approximately 1.7 million shares of its common shares of beneficial interest at $20.50 per share. The Trust financed the tender by entering into a $35 million term loan with a maturity date of July 2, 2015, which it may extend to December 31, 2015.

On October 2, 2014, the Trust announced that it would pay monthly distributions of $0.1367 per share on October 27, November 25 and December 26, 2014, to shareholders of record at the close of business on October 17, November 14 and December 16, 2014, respectively. The October distribution was subsequently paid as announced.

The Trust expects to earn between $1.80 and $1.90 per share for fiscal 2015, and expects to declare distributions of approximately $1.75 per share in fiscal 2015.

The Trust will host a conference call today (Thursday, November 13, 2014) at 11:00 a.m. Eastern time. The dial-in number is 1-866-312-7299, and the call will also be webcast from the Trust’s website at www.udfiv.com. A replay of the call will be available after 2:00 p.m. ET on November 13, 2014 at 1-877-344-7529, access code 10054541. The replay will also be available from the Trust’s website at www.udfiv.com through midnight ET on November 28, 2014.

Hollis M. Greenlaw, CEO and Chairman, said, “We are excited to report the highest quarterly net income and earnings per share in the history of our trust. Our results this quarter demonstrate the strength, depth and scalability of our UDF platform and our ability to invest capital effectively in the area of single-family residential finance. Our guidance for 2015 reflects our ability to continue to grow our earnings and distributions.  We see significant opportunities to increase our lending and investment portfolio during this gradual residential housing recovery.  While the majority of our portfolio is in Texas, we have now expanded to South Carolina and the Tampa and Orlando markets in Florida, and we expect to enter North Carolina by the end of 2014.”

About United Development Funding IV

United Development Funding IV is a publicly traded Maryland real estate investment trust listed on The NASDAQ Global Select Market. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may relate to anticipated financial performance, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. These forward-looking statements are based on management's current intents, beliefs, expectations and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in these forward-looking statements. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should" and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements made by us or on our behalf to reflect changed assumptions, the occurrence of unanticipated events or changes as a result of new information, future developments, subsequent events or circumstances or otherwise.  Factors that could cause actual results to differ materially from any forward-looking statements include but are not limited to:  changes in general economic conditions, the real estate market and the credit market; increases in development costs that may exceed estimates; development delays; increases in interest rates or decreases in residential lot take down or purchase rates; our borrowers' inability to sell residential lots; potential need to fund development costs not completed by the initial borrower or other capital expenditures out of operating cash flows; economic fluctuations in Texas, where our investments are geographically concentrated; retention of our senior management team; changes in property taxes; legislative and regulatory changes, including changes to laws governing the taxation of REITs; the availability of capital and financing; restrictive covenants in our credit facilities; and our ability to remain qualified as a REIT.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contacts:

Tony DeFazio	Stacey Dwyer
DDCWorks	United Development Funding IV
tdefazio@ddcworks.com	sdwyer@umth.com
Ph: 484-342-3600	Ph: 817-835-0650

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED BALANCE SHEETS

	September 30, 2014 (Unaudited)	December 31, 2013
Assets
Cash and cash equivalents	$12,016,005	$33,565,191
Restricted cash	8,153,116	2,385,535
Accrued interest receivable	22,319,165	12,747,047
Accrued receivable - related parties	2,084,471	2,607,292
Loan participation interest - related parties, net	40,199,606	32,909,958
Notes receivable, net	506,159,575	444,720,197
Notes receivable - related parties, net	47,035,731	30,854,000
Lot inventory	13,590,316	8,236,953
Other assets	3,004,896	2,836,044

Total assets	$654,562,881	$570,862,217

Liabilities and Shareholders' Equity
Liabilities:
Accrued liabilities	$7,190,383	$3,241,009
Accrued liabilities - related parties	1,165,356	3,339,143
Distributions payable	-	2,653,450
Note payable	35,000,000	-
Lines of credit	107,348,486	30,519,056
Total liabilities	150,704,225	39,752,658

Shareholders' equity:
Shares of beneficial interest; $.01 par value; 400,000,000 shares authorized; 32,647,892 shares issued and 30,617,439 shares outstanding at September 30, 2014, and 32,115,232 shares issued and 31,902,325 shares outstanding at December 31, 2013	326,479	321,152
Additional paid-in-capital	571,783,888	562,442,028
Accumulated deficit	(26,849,925)	(27,395,968)
Shareholders' equity before treasury stock	545,260,442	535,367,212

Less: Treasury stock, 2,030,453 shares at September 30, 2014 and 212,907 shares at December 31, 2013, at cost	(41,401,786)	(4,257,653)
Total shareholders' equity	503,858,656	531,109,559

Total liabilities and shareholders' equity	$654,562,881	$570,862,217

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Interest income:
Interest income	$16,554,881	$11,597,420	$47,228,062	$29,575,272
Interest income - related parties	2,672,045	1,899,165	7,290,717	5,653,989
Total interest income	19,226,926	13,496,585	54,518,779	35,229,261

Interest expense:
Interest expense	1,909,455	95,251	2,885,557	951,928

Net interest income	17,317,471	13,401,334	51,633,222	34,277,333
Provision for loan losses	773,820	549,130	2,214,607	1,429,891
Net interest income after provision for loan losses	16,543,651	12,852,204	49,418,615	32,847,442

Noninterest income:
Commitment fee income	754,067	408,732	2,275,605	881,049
Commitment fee income - related parties	79,767	38,797	173,451	143,817
Lot inventory sales income	2,976,000	195,000	6,864,137	195,000
Total noninterest income	3,809,834	642,529	9,313,193	1,219,866

Noninterest expense:
Management fees - related party	2,325,276	2,177,262	7,629,346	5,653,507
Lot inventory sales cost	2,976,000	195,000	6,864,137	195,000
Listing expenses	77,028	-	5,115,229	-
General and administrative	1,217,717	622,093	3,934,933	1,289,658
General and administrative - related parties	382,431	2,820,065	(1,376,394)	6,272,763
Total noninterest expense	6,978,452	5,814,420	22,167,251	13,410,928

Net income	$13,375,033	$7,680,313	$36,564,557	$20,656,380

Net income per weighted average share outstanding	$0.44	$0.24	$1.16	$0.80

Weighted average shares outstanding	30,632,925	31,526,561	31,616,870	25,672,294

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2014	2013
Operating Activities
Net income	$36,564,557	$20,656,380
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,214,607	1,429,891
Amortization expense	955,686	520,697
Share-based compensation	557,531	-
Changes in assets and liabilities:
Accrued interest receivable	(9,909,085)	(5,896,243)
Accrued receivable - related parties	859,788	(1,101,453)
Other assets	(1,124,539)	(2,190,684)
Accrued liabilities	711,314	29,729
Net cash provided by operating activities	30,829,859	13,448,317

Investing Activities
Investments in loan participation interest - related parties	(16,212,677)	(13,248,659)
Principal receipts from loan participation interest - related parties	17,265,709	11,982,205
Investments in notes receivable	(169,294,765)	(213,648,400)
Principal receipts from notes receivable	97,298,100	65,636,539
Investments in notes receivable - related parties	(20,092,790)	(11,605,997)

Financing Activities
Proceeds from issuance of shares of beneficial interest	-	272,879,903
Investor subscriptions receivable	-	1,137,357
Purchase of treasury shares	(37,058,319)	(1,447,045)
Proceeds from borrowings on lines of credit	85,992,416	60,762
Payments on lines of credit	(9,162,986)	(25,157,181)
Proceeds from notes payable	35,000,000	-
Payments on notes payable	-	(5,095,523)
Distributions, net of shareholders' distribution reinvestment	(29,968,122)	(19,892,973)
Restricted cash	(5,767,581)	-
Payments of offering costs	-	(35,309,772)
Deferred offering costs	-	5,050,715
Accrued liabilities - related parties	-	(5,372,771)
Net cash provided by financing activities	39,035,408	186,853,472

Net increase (decrease) in cash and cash equivalents	(21,549,186)	41,135,452
Cash and cash equivalents at beginning of period	33,565,191	23,225,858
Cash and cash equivalents at end of period	$12,016,005	$64,361,310

Supplemental Cash Flow Information:
Cash paid for interest	$2,450,728	$1,030,442

Supplemental Cash Flow Information - Non-Cash Investing and Financing Activities:
Shareholders' distribution reinvestment	$8,703,842	$11,739,952
Assignment of loans	$8,342,680	$-
Lot inventory purchased - earnest money	$1,064,274	$1,597,970